Exhibit 99.1

Cara Therapeutics and Tvardi Therapeutics Announce Entry into Merger Agreement

Proposed Merger to create a Nasdaq-listed, clinical-stage biopharmaceutical company developing novel treatments targeting STAT3 to treat fibrosis-driven diseases

Tvardi has recently completed an approximately $28 million private financing, which, together with Tvardi’s existing cash and Cara’s anticipated cash balance, is expected to fund the combined company into the second half of 2026

Tvardi anticipates reporting topline data in the second half of 2025 from two Phase 2 clinical programs utilizing its STAT3 inhibitor, TTI-101, including its lead program in idiopathic pulmonary fibrosis and its program in hepatocellular carcinoma

Companies to host investor conference call and webcast today, December 18th, at 8:30am ET

STAMFORD, CT and HOUSTON, TX – December 18, 2024 - Cara Therapeutics, Inc. (Nasdaq: CARA) and Tvardi Therapeutics, Inc. (“Tvardi”), a privately held, clinical-stage biopharmaceutical company focused on the development of novel, oral, small molecule therapies targeting STAT3 to treat fibrosis-driven diseases, today announced that the companies have entered into a definitive merger agreement to combine in an all-stock transaction (the “Merger”).

Under the terms of the agreement, Tvardi will merge with a wholly owned subsidiary of Cara. Upon completion of the Merger, pre-Merger Cara Therapeutics stockholders are expected to own approximately 17.0% of the combined company and pre-Merger Tvardi Therapeutics investors are expected to own approximately 83.0% of the combined company, in each case, prior to adjustment from the issuance of the shares in the recently completed Tvardi financing and assuming Cara has net cash at closing of between $22.875 million and $23.125 million. The percentage of the combined company that pre-merger Cara stockholders and pre-merger Tvardi stockholders will own upon the closing of the merger is subject to further adjustment if Cara’s net cash balance falls outside of the range. Upon completion of the Merger, the combined company is expected to operate under the name Tvardi Therapeutics, Inc. and trade on Nasdaq under the ticker symbol “TVRD”.

Imran Alibhai, Ph.D., Chief Executive Officer of Tvardi Therapeutics, stated, “As we approach meaningful value inflection points next year, including two Phase 2 readouts of our lead program in idiopathic pulmonary fibrosis, followed by the readout in our hepatocellular carcinoma program, this merger, the recently completed financing, and becoming a publicly traded company give us access to the critical funding required to further advance our promising pipeline programs that address significant unmet needs. I am grateful to the Cara Board, leadership team, and shareholders who share our vision of Tvardi that is well-positioned to introduce effective, new treatment options to patients suffering from serious, chronic, fibrosis-driven diseases.”

“We are very excited to enter into this merger agreement with Tvardi and combine our financial resources with their expertise in STAT3 inhibition,” added Christopher Posner, President and Chief Executive Officer of Cara Therapeutics. “Our management and our Board of Directors thoroughly explored numerous strategic alternatives and believe that this merger with Tvardi is in the best interests of our stockholders and provides them with the opportunity to meaningfully participate in a company treating fibrosis-driven diseases in an innovative way.”

Tvardi has recently completed an approximately $28 million private financing from a syndicate of new and existing institutional investors. With the cash from both companies at closing and the proceeds of this financing, the combined company is expected to have sufficient cash to fund its operating expenses and capital expenditure requirements into the second half of 2026, past the anticipated Phase 2 readouts in the second half of 2025.

KORSUVA/KAPRUVIA Asset Sale

Concurrent with the entry into the merger agreement with Tvardi, Cara also entered into an asset purchase agreement with Vifor Fresenius Medical Care Renal Pharma, Ltd. (“CSL Vifor”), a company jointly owned by Fresenius Medical Care and by the CSL Vifor business unit of the CSL Group. Pursuant to such asset purchase agreement, at the consummation of the transaction, Cara will sell to CSL Vifor and CSL Vifor will acquire from Cara certain assets and rights to the development, manufacture and commercialization of Korsuva®/Kapruvia® (difelikefalin) as well as certain associated liabilities (the “Asset Disposition”) for a purchase price of $900,000 (subject to certain adjustments with respect to inventory). Additionally, pursuant to the Asset Purchase Agreement, at the consummation of the Asset Disposition, Cara has agreed to pay CSL Vifor $3,000,000 to compensate CSL Vifor for the estimated incremental future expenses to be incurred by CSL Vifor as a result of the transfer of the assets to be acquired and the liabilities to be assumed by it in connection with the Asset Disposition.

The Asset Disposition is subject to certain conditions to closing, including the consummation of the merger with Tvardi substantially contemporaneously with the Asset Disposition.

Tvardi’s Pipeline of STAT3 Inhibitors

The combined company will focus on advancing Tvardi’s pipeline of novel, oral, small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need, including its lead candidate, TTI-101, which is in a Phase 2 trial for idiopathic pulmonary fibrosis (IPF) and a Phase 1b/2 trial for hepatocellular carcinoma (HCC). STAT3 is a highly validated, yet historically undruggable, transcription factor, which is a central catalyst in fibrosis-driven diseases.

TTI-101

TTI-101 is an orally bioavailable, small-molecule inhibitor of signal transducer and activator of transcription 3 (STAT3), a transcription factor whose upregulation and activation acts as a catalyst across critical pathways associated with fibrosis-driven diseases. TTI-101’s differentiated mechanism of action is designed to inhibit STAT3 to address the unmet need in fibrosis-driven diseases, without interfering with its other essential biological functions. TTI-101 has shown a robust pharmacokinetic profile, potency in inhibiting STAT3 activation and efficacy in animal models of fibrosis-driven diseases. In addition, in clinical trials performed to date, oral dosing with TTI-101 lowered levels of activated STAT3 in tumor tissue, was generally well-tolerated, and led to clinical responses in HCC and other tumor types.

The REVERTIPF ongoing clinical trial is evaluating the safety and efficacy of TTI-101 alone or in addition to nintedanib (OFEV®) in patients suffering from IPF. The clinical trial is testing two different doses of TTI-101 compared to placebo using a Phase 2, randomized, double-blind, placebo-controlled design and is being conducted in the United States. Unblinded data from the REVERTIPF study is anticipated to be reported in the second half of 2025. ClinicalTrials.gov ID: NCT05671835

The REVERTLIVER CANCER ongoing clinical trial is evaluating the safety and efficacy of TTI-101 across three cohorts of patients with HCC: alone or in combination with standard of care treatments pembrolizumab (Keytruda®) or atezolizumab (Tecentriq®) and bevacizumab (Avastin® or biosimilars Vegzelma®, Alymsys®, Zirabev®, and Mvasi®). The clinical trial is a Phase 1b/2 open-label study design being conducted in the United States. Preliminary topline data from the REVERTLIVER CANCER study is anticipated in the second half of 2025. ClinicalTrials.gov ID: NCT05440708

TTI-109

TTI-109, Tvardi’s second product candidate, is an oral, small-molecule, which is structurally related to, yet chemically distinct from, TTI-101 and is designed to enhance the ability to target STAT3. An IND application for TTI-109’s first human study is expected in the first half of 2025.

Management and Organization

Following the Merger, the combined company will be headquartered in Houston, Texas and will be led by Tvardi’s CEO, Imran Alibhai, Ph.D., and other members of the Tvardi management team. The combined company's board of directors will be comprised of six directors from Tvardi’s Board of Directors and one director from Cara’s Board of Directors.

About the Proposed Merger

The transaction has been approved by the Boards of Directors of both companies and is expected to close in the first half of 2025, subject to certain closing conditions, including, among other things, approval by the stockholders of each company, the effectiveness of a registration statement to be filed with the SEC to register the shares of Tvardi common stock to be issued in connection with the Merger, Cara having a minimum amount of net cash as of the closing, and other customary closing conditions. In connection with the Merger, directors and officers of Cara and directors, officers and certain stockholders of Tvardi have executed support agreements, pursuant to which they have agreed to vote all their shares of capital stock in favor of the Merger.

Advisors

Piper Sandler & Co. is serving as exclusive financial advisor to Cara Therapeutics. Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C. is serving as legal counsel to Cara Therapeutics. Cooley LLP and Goodwin Procter LLP are serving as legal counsel to Tvardi.

Conference Call and Webcast

The management teams of both companies will host an investor conference call and webcast today, December 18th, at 8:30am ET, to discuss the proposed Merger.

Investors dial-in: 1-844-826-3035 (domestic)

Investors dial-in: 1-412-317-5195 (International)

Conference ID: 10194904

To utilize the Call me™ feature, which provides instant telephone access to the event without assistance from an operator:

https://callme.viavid.com/?$Y2FsbG1lPXRydWUmcGFzc2NvZGU9JmluZm89Y29tcGFueSZyPXRydWUmYj0xNg==

Call me™ Passcode: 8242749

The webcast can be accessed here:

https://viavid.webcasts.com/starthere.jsp?ei=1700797&tp_key=40e625ba72

About Tvardi Therapeutics

Tvardi is a privately held, clinical-stage, biopharmaceutical company focused on the development of novel, oral small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need. STAT3 is a central mediator across critical fibrotic signaling pathways that drive uncontrolled deposition, proliferation, survival and immune suppression. STAT3 is also positioned at the intersection of many signaling pathways integral to the survival and immune evasion of cancer cells. The company is conducting Phase 2 clinical trials in fibrosis-driven diseases with high unmet need: idiopathic pulmonary fibrosis (NCT05671835) and hepatocellular carcinoma (NCT05440708). To learn more, please visit tvarditherapeutics.com or follow us on LinkedIn and X (Twitter).

About Cara Therapeutics

Cara Therapeutics is a development-stage biopharmaceutical company that was leading a new treatment paradigm to improve the lives of patients suffering from pruritus. The Company developed an IV formulation of difelikefalin, which is approved in the United States, EU, and multiple other countries for the treatment of moderate-to-severe pruritus associated with advanced chronic kidney disease in adults undergoing hemodialysis. The IV formulation is out-licensed worldwide.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No public offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Proposed Merger

In connection with the proposed transaction between Cara and Tvardi, Cara intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement and prospectus. CARA URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CARA, TVARDI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Stockholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Cara with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Cara with the SEC by contacting Investor Relations by email at investor@caratherapeutics.com. Stockholders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

Cara and Tvardi, and each of their respective directors and executive officers and certain of their other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Cara’s directors and executive officers, consisting of Helen M. Boudreau, Jeffrey L. Ives, Ph.D., Christopher Posner, Susan Shiff, Ph.D., Martin Vogelbaum, Lisa von Moltke, M.D., Ryan Maynard and Scott Terrillion, including a description of their interests in Cara, by security holdings or otherwise, can be found under the captions, “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation” and “Director Compensation” contained in the definitive proxy statement on Schedule 14A for Cara’s 2024 annual meeting of stockholders, filed with the SEC on April 22, 2024 (the “2024 Cara Proxy Statement”). To the extent that Cara’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the 2024 Cara Proxy Statement, such transactions have been or will be reflected on Statements of Change in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitation, including the information about the directors and executive officers of Tvardi, and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in a registration statement filed on Form S-4 that will contain a proxy statement (and prospectus and other relevant materials) to be filed with the SEC when they become available. Investors should read the registration statement, proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the anticipated completion and effects of the proposed Merger and Asset Disposition and related timing, Tvardi’s and the combined company’s planned clinical programs, including planned clinical trials and the timing for anticipated trial results, ability to fund the combined company into the second half of 2026, the potential of Tvardi’s product candidates, the expected trading of the combined company’s stock on the Nasdaq Capital Market under the ticker symbol “TVRD”, management of the combined company and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks, including, among other things: the risk that the conditions to the closing of the Merger are not satisfied, including that the approval of the stockholders of Cara is not obtained on the timeline expected, if at all; uncertainties as to the timing of the closing of the Merger and the ability of each of Tvardi and Cara to consummate the Merger; risks related to the ability of Tvardi and Cara to correctly estimate and manage their respective operating expenses and expenses associated with the Merger pending the closing of the Merger; risks associated with the possible failure to realize certain anticipated benefits of the Merger, including with respect to future financial and operating results; the potential for the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger and any agreements entered into in connection therewith; the possible effect of the announcement, pendency or completion of the Merger on Tvardi’s or Cara’s business relationships, operating results and business generally; the risk that as a result of adjustments to the exchange ratio, Tvardi stockholders and Cara stockholders could own more or less of the combined company than is currently anticipated; risks related to the market price of Cara’s common stock relative to the value suggested by the exchange ratio; unexpected costs, charges or expenses resulting from the Merger; the uncertainties associated with Tvardi’s product candidates, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the completion of clinical trials; the significant net losses each of Cara and Tvardi has incurred since inception; the combined company’s ability to initiate and complete ongoing and planned preclinical studies and clinical trials and advance its product candidates through clinical development; the timing of the availability of data from the combined company’s clinical trials; the outcome of preclinical testing and clinical trials of the combined company’s product candidates, including the ability of those trials to satisfy relevant governmental or regulatory requirements; the combined company’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of the combined company’s product candidates; the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all; the combined company’s ability to attract, hire, and retain skilled executive officers and employees; the combined company’s ability to protect its intellectual property and proprietary technologies; the combined company’s reliance on third parties, contract manufacturers, and contract research organizations; the possibility that Tvardi, Cara or the combined company may be adversely affected by other economic, business, or competitive factors; risks associated with changes in applicable laws or regulations; those factors discussed in Cara’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ending December 31, 2023, and its other documents subsequently filed with or furnished to the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2024. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts:

For Tvardi:

Tvardi Investor Relations

ir@tvardi.com

PJ Kelleher

LifeSci Advisors

617-430-7579

pkelleher@lifesciadvisors.com

For Cara Therapeutics:

investor@caratherapeutics.com